UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2004

______________________________________________

FORTIS ENTERPRISES

(Exact name of registrant as specified in charter)

________________________________________

Nevada	000-49634	88-0475756
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1111 N. Orlando Ave.
Winter Park, Florida	32789
(Address of Principal Executive Office)	(Zip Code)

(407) 970-6361

(Registrant's Executive Office Telephone Number)

ITEM 5. OTHER EVENTS

Letter Agreement with Source Capital Group, Inc.

        On January 21, 2004, we entered into a letter agreement with Source Capital Group, Inc. ("SCG") to confirm our understanding and agreement with SCG, regarding retaining SCG as our exclusive (for three weeks) financial advisor. SCG shall use its best efforts to provide us with an equity financing. We agreed to compensate SCG for its services in 8% cash and 8% ("warrant") coverage on any funds raised during this engagement for investors introduced to us by SCG. The exercise price of the warrants shall be equal to the price of the stock at the time of the sale to an equity investor introduced to us by SCG and will be subject to adjustment in accordance with the terms of any adjustment provided for in the formal definitive Financing document. The warrants shall be exercisable for five (5) years from the date of issuance. We will also reimburse SCG for any pre-approved expenses over $500 incurred in connection with the services provided to us. The term of SCG's engagement shall extend from the date of the letter agreement through April, 2004 and will be automatically renewed on a monthly basis until canceled in writing by either party. The exclusive nature of SCG's engagement shall expire on February 18, 2004, unless we extend it by written agreement or an amendment to the letter agreement. A copy of the letter agreement is attached hereto as an exhibit.

Press Release

On January 28, 2004, we issued a press release to announce the SCG Engagement and that we have completed the preliminary due diligence regarding the Letter of Intent executed with a privately held company based in Northern Florida that specializes in insurance restoration services. A copy of the press release is attached hereto as Exhibit 99.

EXHIBITS

10         Letter Agreement with Source Capital Group, Inc., dated January 21, 2004.

99         Press Release dated January 28, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                FORTIS ENTERPRISES

                                                                                                By: /S/Stephen W. Carnes

                                                                                                      Stephen W. Carnes, President

Date: February 11, 2004